EXHIBIT 99

TF Financial Corporation Declines to Participate in TARP

NEWTOWN, Pa., Feb. 3, 2009 (GLOBE NEWSWIRE) -- Kent Lufkin, President and CEO of TF Financial Corporation (Nasdaq:THRD), holding company for Third Federal Bank, today announced that the Company has declined to participate in the U. S. Treasury Department's Troubled Asset Relief Capital Purchase Program (TARP). The Company was recently notified that it has been preliminarily approved for TARP. After careful consideration, the Company decided not to participate in the program.

"We appreciate the federal government's recognition of our financial strength in approving the Company's participation in the TARP Capital Purchase Program," stated Lufkin. "However, we are already a strong bank, are well capitalized and therefore have the means and ability to continue our highly successful lending programs." The Bank's tangible equity to total assets remains solid at 8.34% and with total risk-based capital at 15.11%, the Bank is well positioned to continue lending to its customers in Bucks and Philadelphia Counties in Pennsylvania and Mercer County in New Jersey.

At year end 2008, Third Federal Bank had over $549 million in loans and during the year had total revenue of over $42 million. At fiscal year end, with fourteen locations in Pennsylvania and New Jersey, the Bank had over $489 million in deposits.

The Bank's asset quality remains high with net charge-offs of only $487,000 or 0.09% of average loans for fiscal year 2008. The Company has also continued its dividend program, paying $0.80 in fiscal 2008 and $0.20 in the quarter ended December 31, 2008 on each share of its common stock.

"After careful evaluation and analysis, the board of directors and executive management decided that declining to participate in TARP is in the best interest of TF Financial Corporation stockholders," said Lufkin. Among other reasons, participation in the TARP would cost the Company a dividend rate of $629,000 per year on the approved amount of $12,587,000 senior preferred shares for the first five years.

TF Financial Corporation is the parent company of Third Federal Bank, which operates fourteen offices in Pennsylvania and New Jersey. Third Federal Bank is a publically owned bank in Pennsylvania with over $735 million in assets. Deposits at Third Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). TF Financial Corporation's common stock is traded under the symbol "THRD" on the NASDAQ.

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. In addition, the Bank's website can be found at www.thirdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

CONTACT:  TF Financial Corporation
          Kent C. Lufkin, President/CEO
          (215) 579-4000